Exhibit 99.2

CONSENT OF TRUIST SECURITIES, INC.

The Board of Directors

Marine Products Corporation

2801 Buford Highway, Suite 300

Atlanta, Georgia 30329

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated February 4, 2026, to the Board of Directors of Marine Products Corporation (“Marine Products”) as Annex C to, and reference to such opinion letter under the headings “SUMMARY — Opinion of Marine Products’ Financial Advisor” and “THE MERGERS — Opinion of Marine Products’ Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving Marine Products and MasterCraft Boat Holdings, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Marine Products (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Truist Securities, Inc.

Truist Securities, Inc.

March 16, 2026